UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2014

UNITED BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-16540	34-1405357
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 South 4th Street, Martins Ferry, Ohio		43935-0010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (740) 633-0445

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the meeting of the Board of Directors of United Bancorp, Inc. (the “Company”) held on February 12, 2014, it was determined that James W. Everson would not be nominated to stand for re-election to the Company’s Board of Directors pursuant to the terms of the mandatory retirement provisions contained in the United Bancorp, Inc. Corporate Governance Guidelines. In addition, Mr. Everson formally announced his retirement from his positions with the Company as Chairman and Chief Executive Officer, as well as his position as Chairman and as a member of the Board of Directors of the Company’s wholly-owned commercial bank subsidiary, The Citizens Savings Bank, all of which will take effect immediately following the completion of the 2014 annual meeting of shareholders of United Bancorp, Inc.to be held on April 16, 2014 (the “2014 Annual Meeting”).

The Company’s Board of Directors also adopted resolutions appointing Richard L. Riesbeck, 64, as successor to James W. Everson to the position of Chairman of the Board of United Bancorp, Inc. and appointing Scott A. Everson, 46, as successor to James W. Everson to the position of Chief Executive Officer of United Bancorp, Inc. Both of these appointments will take effect immediately following the completion of the 2014 Annual Meeting without any further action of the Board required. It is also understood at this time that Scott A. Everson will also assume the position of the Bank’s Chairman of the Board at the 2014 organizational meeting of The Citizens Saving Bank.

Scott A. Everson, the son of James W. Everson, joined the Bank as a student intern in 1988 and began his full-time employment with the Bank on May 13, 1991. He was appointed Senior Vice President of Retail Banking of the Bank and Senior Vice President and Chief Operating Officer of the Company in April 1999. In May 2002, he was appointed President and Chief Operating Officer and a Director of the Bank, becoming the Bank’s Chief Executive Officer in November 2004. He was appointed to the Company’s Board of Directors in August 2009. In April 2011 he was appointed the Company’s Executive Vice President and Chief Operating Officer, which positions he held until April 17, 2013 when he was appointed President of the Company. The Company has not entered into any additional compensation arrangements with Scott A. Everson in connection with these appointments. Since the beginning of the Company’s last fiscal year, neither Mr. Everson nor any member of his immediate family have been customers of, or have had transactions in excess of $120,000 with the Company or any of its affiliated subsidiaries which would be reportable under Item 404(a) of SEC Regulation S-K, except with respect to loans made by the Bank in its ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, the Company’s Board determined not to appoint a nominee for election to the open position on the Company’s Board resulting from the pending retirement of James W. Everson, and the Board adopted a related resolution reducing the number of members of the Company’s Board of Directors from eight to seven effective as of the completion of the 2014 Annual Meeting.

Item 8.01.	Other Events.

On February 13, 2014, United Bancorp, Inc. issued a press release announcing certain management succession items disclosed pursuant to Item 5.02 of this Current Report on Form 8-K. The press release is furnished as Exhibit No. 99 hereto. The press release also announced the declaration of by the Board of Directors on February 12, 2014 of the Company’s dividend for the first quarter of 2014, which will be payable on March 20, 2014 to shareholders of record on March 10, 2014.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are furnished herewith:

Exhibit Number	Exhibit Description

99	Registrant’s press release, dated February 13, 2014

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 13, 2014	UNITED BANCORP, INC.

/s/ James W. Everson
James W. Everson, Chief Executive Officer